Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

March 23, 2004

Contacts:	Alan R. Engbring	Martha J. Demski
	Executive Director, Investor Relations	Vice President and Chief Financial Officer
(858) 646-1127

VICAL ANNOUNCES PRICING OF COMMON STOCK IN REGISTERED DIRECT OFFERING

SAN DIEGO—March 23, 2004—Vical Incorporated (Nasdaq:VICL) today announced that it has obtained commitments to purchase approximately $18.6 million of its common stock in a registered direct offering. Under the terms of the transaction, Vical will sell approximately 3.4 million shares of its common stock at $5.50 per share to a select group of institutional investors. The closing of the offering is expected to take place on March 26, 2004, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by Vical pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. SG Cowen Securities Corporation acted as exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from SG Cowen Securities Corporation at 1221 Avenue of the Americas, New York, NY 10020, fax +1-212-278-7438.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has retained all rights to its internally developed product candidates. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.